                                                                     Exhibit 2.2

                              DATED 5TH MARCH, 2001








                             SPHERION (EUROPE), INC.

                                       AND

                         MICHAEL PAGE INTERNATIONAL PLC

                                       AND

                              SPHERION CORPORATION

                                       AND

                   CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED




                          ----------------------------

                               SPONSOR'S AGREEMENT

                          ----------------------------









                                  ALLEN & OVERY
                                     London

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                                    CONTENTS

CLAUSE                                                                                                      PAGE
------                                                                                                      ----
1.       Interpretation.......................................................................................1
2.       Appointment and Responsibilities.....................................................................2
3.       Documents............................................................................................2
4.       Listing..............................................................................................2
5.       Advertising..........................................................................................3
6.       Expenses.............................................................................................3
7.       Warranties...........................................................................................4
8.       Limits on Liability..................................................................................5
9.       Indemnity............................................................................................6
10.      Announcements........................................................................................9
11.      Termination.........................................................................................10
12.      Changes in Directors................................................................................11
13.      Service Agreements..................................................................................11
14.      Compliance..........................................................................................11
15.      Notices.............................................................................................12
16.      Amendments..........................................................................................13
17.      Supplemental........................................................................................13
18       VAT.................................................................................................13
19.      Guarantee...........................................................................................14

SCHEDULES

1.       Interpretation......................................................................................17
2.       Documents to be delivered to the Sponsor............................................................21
         Part A   Documents to be delivered to Sponsor pursuant to clause 3(1)...............................21
         Part B   Documents to be delivered to Sponsor pursuant to clause 3(2)...............................24
         Part C   Documents to be delivered to Sponsor pursuant to clause 3(3)...............................25
3.       Representations and Warranties of the Seller and the Company........................................26
4.       Fees and Expenses Schedule..........................................................................36

SIGNATORIES..................................................................................................37

THIS AGREEMENT is made as a deed on 5th March, 2001 BETWEEN:

(1) SPHERION (EUROPE), INC. a Delaware limited liability corporation whose registered office is at 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309, USA (the "SELLER");

(2) MICHAEL PAGE INTERNATIONAL PLC (registered number 3310225) whose registered office is at 39-41 Parker Street, London WC2B 5LN (the "COMPANY");

(3) CREDIT SUISSE FIRST BOSTON (EUROPE) LIMITED (registered number 00891554) whose registered office is at One Cabot Square, Canary Wharf, London E14 4QJ (the "SPONSOR"); and

(4) SPHERION CORPORATION a Delaware limited liability corporation whose registered office is at 2050 Spectrum Boulevard, Fort Lauderdale, Florida 33309, USA (the "GUARANTOR").

WHEREAS:

(A) In accordance with the Engagement Letters, the Sponsor has been appointed as financial adviser to Spherion Corporation and the Company in connection with the Listing and Admission to Trading of the Shares and the related institutional, priority, employee and retail offers of Shares in the Company to be sold by the Seller (the "GLOBAL OFFER").

(B) The Company has requested the Sponsor to act as sponsor of the application to the UK Listing Authority to admit the Shares to the Official List and as the Company's nominated representative in connection with the application to the London Stock Exchange to admit the Shares to trading on its market for listed securities.

(C) The Sponsor has agreed to act as sponsor in connection with the Listing and as nominated representative in connection with the Admission to Trading on the terms set out in this document.

(D) The purpose of this agreement is to record certain steps to be taken by the Company and the Sponsor in connection with the Listing and Admission to Trading, and to set out, for the benefit of the Sponsor, certain representations and warranties and certain other matters.

(E) The Guarantor has agreed to guarantee the obligations of the Seller under this agreement.

(F) It is the intention of the parties that this document should be executed as a deed.

IT IS AGREED as follows:

1.       INTERPRETATION

(1) The provisions of Schedule 1 apply in the interpretation of this agreement.

(2) References in this agreement to any of the documents which are referred to in this agreement as being in the "AGREED FORM" and to any of the documents listed in Schedule 2 are references to that document:
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                                       2


         (a) in the form initialled for the purposes of identification by a Director and a director of the Sponsor; or

         (b)      in that form as amended under clause 16.

2.       APPOINTMENT AND RESPONSIBILITIES

(1) The Company confirms that the Sponsor has been appointed by it to act as sponsor in connection with the application for Listing, and as its nominated representative in connection with the Admission to Trading.

(2) The Sponsor confirms its acceptance of the appointments described in subclause (1).

(3) The Company confirms that the appointments described in subclause (1) confer on the Sponsor all powers, authorities and discretions on behalf of the Company which are necessary for, or reasonably incidental to, the application for Listing and the Admission to Trading and shall ratify and confirm everything which the Sponsor lawfully does in carrying out or exercising such appointments, powers, authorities and discretions.

(4) The Company acknowledges that the Sponsor's responsibilities as sponsor are owed solely to the UK Listing Authority and that by agreeing to act as sponsor this does not extend any duties or obligations to anyone else including the Company except as provided for in this agreement or in the Michael Page Engagement Letter.

(5) The Guarantor, the Seller and the Company confirm that this agreement is separate and in addition to, and does not amend, vary, replace or supersede, the Engagement Letters.

3.       DOCUMENTS

(1) As soon as reasonably practicable, and in any event before publication of the Price Range Prospectus, the Company shall ensure that (so far as it has the power to do so) the Sponsor receives the documents listed in Part A of Schedule 2 and the Sponsor shall deliver these documents to the UK Listing Authority and/or the London Stock Exchange or retain them itself (as appropriate).

(2) As soon as reasonably practicable, and in any event before publication of the Final Prospectus, the Company shall ensure that (so far as it has the power to do so) the Sponsor receives the documents listed in Part B of Schedule 2 and the Sponsor shall deliver these documents to the UK Listing Authority and/or the London Stock Exchange or retain them itself (as appropriate).

(3) As soon as reasonably practicable, and in any event before the Settlement Date, the Company shall ensure that (so far as it has the power to do so) the Sponsor receives the documents listed in Part C of
         Schedule 2 and the Sponsor shall deliver these documents to the UK Listing Authority and/or the London Stock Exchange or retain them itself (as appropriate).

4.       LISTING

(1) The Company shall take all reasonable steps within its power to ensure that Admission becomes effective no later than 8:00 a.m. on 2nd April, 2001 (or such later time and date as the Company, the Seller and the Sponsor may agree).

(2) The Seller and the Company shall supply all such information, give all such undertakings, execute all such deeds and documents and (in the case of the Seller) pay all such fees as may be required by the UK Listing Authority and the London Stock Exchange (as appropriate) in connection with the applications for Admission.

(3) The Sponsor agrees with the Company that it will take all reasonable steps within its power to assist the Company in obtaining Admission and in connection with the Company's compliance with this clause 4.

(4) Subject to the UK Listing Authority having approved the Prospectus, the Company shall ensure that on or before the agreed date of publication of that Prospectus:

         (a) one copy of the Prospectus is delivered to the registrar of companies in London for registration pursuant to section 149 of the Act; and

         (b) the Prospectus is published in accordance with paragraph 8.4 of the Listing Rules.

5.       ADVERTISING

(1) The Company shall ensure that and the Seller shall use all reasonable endeavours to ensure that:

         (a) a Formal Notice is published in the Financial Times (or other national newspaper approved by the Sponsor and published in the United Kingdom) no later than the next Business Day following the applicable Publication Date; and

         (b) immediately after a Prospectus is published in accordance with clause 4(4), the relevant Press Announcement shall be released and sufficient copies of the Prospectus shall be made available at the registered office of the Company, the Document Viewing Facility (by delivery of such copies to the UK Listing Authority) in accordance with paragraphs 8.4 and
                  8.5 of the Listing Rules.

(2) If for any reason the advertising referred to in subclause (1)(a) does not take place or takes place but with a material restriction on its circulation, the Sponsor and the Company shall cause to take place, on such date as shall be determined by the Sponsor (subject to the approval of the UK Listing Authority), such advertising of the Formal Notice as is practicable and complies with the Listing Rules.

6.       EXPENSES

         The Guarantor shall pay all fees and expenses (and any applicable VAT) connected with this agreement, the applications for Admission (as identified in the Fees and Expenses Schedule) and any related arrangement and the Guarantor further acknowledges that it shall pay the Sponsor's reasonable legal fees and expenses incurred in connection with this agreement (and any applicable VAT) in addition to the fees and expenses (and any applicable VAT) required to be paid by the Guarantor pursuant to the Spherion Engagement Letter.

7.       WARRANTIES

(1)      (a)      The Company and the Seller (on a joint and several basis
                  subject to paragraph (b) below) represent and warrant to the Sponsor in the terms set out in Schedule 3.

         (b) Those warranties that are contained in paragraphs 16 (Properties) and 19 (Insurance) of Schedule 3 shall be given on a several basis by the Company and the Seller and, in the case of the Seller only, so far as the Seller is aware after due and careful enquiry.

         (c) The Seller warrants to the Sponsor that none of the Offer Documents (or any supplement or amendment thereto) contains, as of its date and as at the date hereof, an untrue statement of material fact, or omits to state a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading.

         (d) All representations and warranties by the Seller and the Company in this agreement shall be deemed to be repeated as of the date of the Final Prospectus by reference to facts and circumstances then existing.

(2) The Company and the Seller shall notify the Sponsor as soon as reasonably practicable on becoming aware (whether before or after the Commencement of Dealings) of anything which:

         (a) (in its reasonable belief) indicates that any statement in the Prospectuses is or might be untrue or misleading or that the Prospectuses omit or might omit any matter whose inclusion in the Prospectuses is required by Part IV of the Act, the Listing Rules or the UK Listing Authority;

         (b) (in its reasonable belief) is or might be material in the context of any assumption or other matter relevant to any forecast or statement about prospects in the Prospectuses; or

         (c) (in its reasonable belief) indicates that a significant change or new matter has or might have occurred before the Commencement of Dealings which would have been required to be included in the Prospectuses had such change or new matter occurred before their publication.

(3) The Company and the Seller shall notify the Sponsor as soon as reasonably practicable upon becoming aware at any time before the Commencement of Dealings of anything which (in its reasonable belief) indicates:

         (a) that any statement set out in Schedule 3 was or might have been untrue or misleading at the date of this agreement; or

         (b) that, if any such statement had been or were to be repeated at any time before the Commencement of Dealings with reference to the circumstances existing at that time, it would or might then be untrue or misleading.

(4) The Company and the Seller shall take all reasonable steps promptly to provide the Sponsor with any further information which it reasonably requests if it is notified or otherwise becomes aware of anything referred to in subclauses (2) or (3).

(5) If the Sponsor is notified or otherwise becomes aware of anything referred to in subclauses (2) or (3), it may, if it considers it proper to do so, require the Company at the expense of the Company or (if appropriate) the Seller:

         (i) to prepare a supplementary prospectus, submit it in such terms as the Sponsor reasonably specifies to the UK Listing Authority for its approval and, if approved, publish it;

         (ii) to make an announcement in such terms and manner as the Sponsor may reasonably specify;

         (iii) to despatch communications in such terms and manner and to such persons or classes of persons as the Sponsor may reasonably specify; and

         (iv) to take such additional or alternative steps (whether similar or not to any of the foregoing) as the Sponsor may reasonably specify.


(6) The Company and the Seller jointly and severally represent, warrant and agree with the Sponsor that:

         (a) neither the Company, the Seller nor any of their affiliates (as defined in Rule 501 of the Securities Act) nor any person acting on its or their behalf has engaged in or will engage in any form of general solicitation or general advertising (within the meaning of Rule 502(c) under the Securities Act) in connection with any offer to sell the Shares in the United States; and

         (b) neither the Company, the Seller nor any of their affiliates (as defined in Rule 501 of the Securities Act) nor any person acting on its or their behalf has engaged in or will engage in any directed selling efforts (as defined in Regulation S under the Securities Act) in connection with the Global Offer, and they have complied and will comply with the offering restrictions requirement of Regulation S.

(7) The above representations, warranties and covenants and the indemnity in clause 9 shall continue in full force and effect in relation to the Sponsor notwithstanding its actual or constructive knowledge with respect to any of the matters referred to in the representations and warranties of the Company or the Seller.

8.       LIMITS ON LIABILITY

(1) The following limits apply to the liability of the Company and the Seller (as the case may be) under this agreement.

(2) None of the limitations contained in this clause 8 shall apply to any claim against the Seller or the Company which arises as a result of fraud or wilful default.

(3) Save to the extent that the Company has failed to comply with any of its obligations under this agreement, the Seller shall not seek to recover any amount from any Group company or any of its officers or employees in connection with any claim or matter arising out of this agreement, or seek to set off against, or to withhold from, any sum owing to any Group company or any of its officers or employees any amount owing by any Group company or any of its officers or employees in connection with any such claim or matter.

(4) If the Company or the Seller (as the case may be) pays to the Sponsor an amount in respect of any liability under clause 7 or clause 9 and the Sponsor subsequently recovers from a third party a sum which is directly referable to such liability and which is, when added to the amount paid by the Company or the Seller (as the case may be), in excess of the total losses incurred by the Sponsor in respect of any breaches of clause 7 or under clause 9 giving rise to such liability and in respect of all other valid claims made pursuant to this agreement, the Sponsor shall repay to the Company or the Seller (as the case may be) an amount equal to such excess after deducting all reasonable costs, charges and expenses incurred by the Sponsor in recovering that sum from the third party and after deducting any amount incurred or paid by the Sponsor for taxation (or after compensating the Sponsor for the loss of any relief or allowance) in respect of such sum.

(5) The limits on liability contained in this clause 8 do not, for the avoidance of doubt, affect or otherwise limit the liability of the Seller or the Company under the Financial Services Act 1986 or any legislation applicable to the Global Offer or at common law.

9.       INDEMNITY

(1) No claim may be made by the Company, the Seller or the Guarantor against the Sponsor or any of its affiliates (as defined by Rule 501(b) of Regulation D under the Securities Act) ("AFFILIATES") or any person who controls the Sponsor within the meaning of section 15 of the Securities Act or section 20 of the Exchange Act or any of their respective directors, officers, employees or agents (each an "INDEMNIFIED PERSON") to recover any damage or expense which the Company, the Seller or the Guarantor may suffer by reason of or arising out of the performance of the Sponsor's obligations under this agreement or otherwise in connection with the Global Offer, the despatch of the Offer Documents or the fact that any Offer Documents are untrue, inaccurate or misleading in any material respect or do not contain all facts material to an intending purchaser of the Shares, except to the extent that the damage or expense is agreed by a relevant settlement or determined by a court of competent jurisdiction to have resulted directly from:

         (a) that Indemnified Person's fraud, wilful default or negligence or material breach of this agreement or the Underwriting Agreement or the Engagement Letters; or

         (b) a material breach by the Indemnified Party of its duties and obligations under laws or regulations directly applicable to the Global Offer; or

         (c) an untrue statement or omission made in any of the documents referred to in paragraphs (a), (e) and (i) of Part A of
                  Schedule 2, paragraphs (b), (c) and (m) of Part B of Schedule 2 and paragraph (j) of Part C of Schedule 2 (or any amendment or supplement thereto) in each case in reliance upon and in conformity with written information furnished to the Company by an Indemnified Person.

(2) Subject to subclauses (3) and (4) and in consideration of the Sponsor agreeing to sponsor the application for Listing and agreeing to act as the Company's nominated representative in connection with the application for Admission to Trading, the Company and the Seller (jointly and severally) undertake with the Sponsor and each other Indemnified Person to fully and effectively indemnify each Indemnified Person from and against all claims, actions, demands, proceedings, liabilities and judgements (jointly or severally) ("CLAIMS") made or established against any Indemnified Person and against all losses, costs, charges and expenses (jointly or severally) ("LOSSES") which an Indemnified Person may suffer or incur insofar as such claims or losses (or actions in respect thereof) arise out of or are based upon:

         (a) the provision of the Sponsor's services under this agreement and the performance by the Sponsor or any other Indemnified Person on its behalf of the Sponsor's obligations under this agreement;

         (b) the issue or approval of the contents of any investment advertisement issued in connection with the Listing or Admission to Trading for the purposes of section 57(1) of the Act (save for any syndicate research reports);

         (c) the issue, publication or use of any press announcements or the Offer Documents;

         (d) any press announcement or any of the Offer Documents being or being alleged to be untrue, inaccurate, incomplete or misleading; or

         (e) any breach by the Company or the Seller of any of its obligations under this agreement, the Act, the Listing Rules, or the admission and disclosure standards of the London Stock Exchange or any breach of any of the warranties, representations and undertakings contained in this agreement, and will in each case reimburse each Indemnified Person for any legal or other expenses (including any VAT properly chargeable on such expenses) reasonably incurred by such Indemnified Person in connection with investigating or defending any such action, loss or claim as such expenses are incurred.

(3)      (a)      The indemnity contained in subclause (2) above shall not
                  (other than in respect of paragraph (e)) extend to any claims or losses to the extent that they are agreed by a relevant settlement or determined by a court of competent jurisdiction to have resulted directly from (i) that Indemnified Person's fraud, wilful default or negligence or material breach of this agreement or the Underwriting Agreement or the Engagement
                  Letters; or (ii) a material breach by the Indemnified Party of its duties and obligations under laws or regulations directly applicable to the Global Offer.

         (b) The indemnity contained in subclause (2) above shall not extend to any claims or losses to the extent that they are agreed by a relevant settlement or determined by a court of competent jurisdiction to have resulted directly from an untrue statement or omission made in any of the documents referred to in paragraphs (a), (e) and (i) of Part A of
                  Schedule 2, paragraphs (b), (c) and (m) of Part B of Schedule 2 and paragraph (j) of Part C of Schedule 2 (or any amendment or supplement thereto) in each case in reliance upon and in conformity with written information furnished to the Company by an Indemnified Person.

(4) The Sponsor shall, as soon as reasonably practicable after it has become actually aware thereof, notify the Company and the Seller of any claim by an Indemnified Person pursuant to sub-clause (2) above (an "INDEMNIFIED CLAIM"), giving such reasonable details as are then known to it and appear to be relevant in relation to the Indemnified Claim, provided that any failure to notify shall not relieve any indemnifying person of any liability which it may have to any Indemnified Person. The Seller and the Company shall provide the Sponsor with such information and assistance in relation to such Indemnified Claim (or in relation to any third party claim or other matter forming the basis of it) as the Sponsor may reasonably require. Any Indemnified Person against whom any relevant claim shall be made shall be entitled to defend or otherwise deal with such claim as such Indemnified Person may see fit (after having consulted with and taken into account in good faith all reasonable requests which the Seller and/or the Company (as the case may be) may make), provided that such Indemnified Person shall not settle or compromise any such claim without the consent of the Seller and the Company (such consent not to be unreasonably withheld or delayed) unless (in the reasonable opinion of the Sponsor) any failure to settle or compromise may negatively affect the goodwill or reputation of any Indemnified Person (in which case no such consent shall be required).

(5) For the avoidance of doubt, no claim may be made by the Company, the Seller or the Guarantor against any director, officer, employee or agent of the Sponsor and/or of any of their respective affiliates in respect of any claim the Company, the Seller or the Guarantor may have against the Sponsor, and/or any of its affiliates.

(6)      (a)      Any sum payable under the indemnity contained in subclause
                  (2), this subclause (6)(a) and subclause (6)(b) shall be paid without and free and clear of any deduction or withholding whatsoever save only as may be required by law. If any such deduction or withholding is required by law, the relevant payer shall, on the date the relevant payment is made, pay such additional amounts as may be necessary to ensure that the relevant Indemnified Person receives and retains a net amount equal to the full amount which it would have received and retained in the absence of any requirement to make a deduction or withholding.

         (b) If the United Kingdom Inland Revenue or any other taxing authority brings into charge to taxation any sum payable under the indemnity contained in subclause (2), under subclause
                  (6)(a) or this subclause (6)(b) (otherwise than by way of withholding or deduction), the relevant payer shall pay such additional amount as will ensure that after deduction of the tax so chargeable there shall remain a sum equal to the amount that would otherwise have been payable.

         (c) To the extent that an Indemnified Person subsequently receives and retains any tax credit, allowance, repayment or relief as a result of the Seller or the Company (as the case may be) paying to the Indemnified Person such additional amount as is referred to in paragraphs (a) or (b) above or as a result of the deduction or withholding giving rise to the payment of an additional amount under subclause (a), the Indemnified Person shall pay to the Seller or the Company (as the case may be) so much of the economic benefit from that tax credit, allowance, repayment or relief, together with any interest or repayment supplement, which the Indemnified Person has received as does not exceed such additional amount (any question as to the accrual or amount of any such economic benefit, the order and manner of making any claim for any tax credit, allowance, repayment or relief, and the timing of any payment, being determined by the relevant Indemnified Person's auditors or the Sponsor's auditors, if the relevant Indemnified Person does not have auditors).

(7) In this clause 9 "liability" means any kind of liability, any kind of claim, demand or proceeding (including one made or commenced by the relevant person concerned) or any expense, whether incurred in connection with any claim, demand or proceeding, obtaining any form of advice or otherwise.

(8) Each Indemnified Person (other than the Sponsor) may with the prior written approval of the Sponsor enforce the terms of this clause against the Company under the Contracts (Rights of Third Parties) Act 1999.

(9) The consent of the Indemnified Persons (other than the Sponsor) is not necessary for any variation (including any release or compromise in whole or in part of any liability) or termination of this clause.

10.      ANNOUNCEMENTS

(1) Until the Announcement Date and except for the Press Announcements, no party to this agreement except the Sponsor shall, and the Guarantor, the Seller (to the extent they are able) and the Company shall procure that no Group company shall:

         (a) (in response to enquiries or otherwise) make any public statement or publish any document which relates to:

                  (i)      the Global Offer; or

                  (ii) any Group company unless it is a normal trade announcement, trade advertisement or document; or

         (b) take any steps which, in the reasonable opinion of the Sponsor, would be inconsistent with any expression of policy or intention in the Offer Documents,

         except:

         (x) as required by law or the UK Listing Authority, the London Stock Exchange or other competent regulatory body and provided that the relevant party shall consult the Sponsor where reasonably practicable and take into account in good faith its reasonable representations before making such a public statement or publishing such a document or taking such a step and shall if required by the Sponsor limit the extent of any disclosure or any step to be taken strictly to that required by law or such regulatory body;

         (y) with the prior written consent of the Sponsor, such consent not to be unreasonably withheld or delayed; or

         (z) (in respect of the period after the Stabilisation Period End Date up to the Announcement Date only) where such statement or document (or step) proposed to be published (or taken) is in the best interests of the relevant party and based on reasonable commercial principles and provided that the relevant party shall consult with the Sponsor and take into account in good faith its reasonable representations before publishing such statement or document or taking such step.

(2)      The Company:

         (a) shall consult with the Sponsor in advance concerning any public statement or document which any Group company proposes to make or publish before the Announcement Date and which relates to the Group's financial or trading position or prospects, the dividend policy of the Company or to any acquisition, disposal, reorganisation, take-over, management development or any other significant matter (similar or not to the foregoing) affecting any Group company; and

         (b) shall forward to the Sponsor for its comments (to which the Company shall have due regard) drafts or proofs of any accounts or of any public statement or document which any Group company proposes to make or publish before the Announcement Date and which relates to any matter falling within paragraph (a).

(3)      The Seller:

         (a) shall consult with the Sponsor in advance concerning any public statement or document which it proposes to make or publish before the Stabilisation Period End Date and which relates in whole or part to the Company or any Group company; and

         (b) shall forward to the Sponsor for its comments (to which the Seller shall have due regard) drafts or proofs of any public statement or document which the Seller proposes to make or publish before the Stabilisation Period End Date and which relates in whole or part to the Company or any Group company.

(4) In subclauses (1), (2) and (3), references to making a public statement or publishing a document include authorising or permitting another person to do so.

11.      TERMINATION

(1) Subject to subclauses (2) and (3), no party shall have any further rights or obligations under this agreement if either (i) the Underwriting Agreement is not signed by all parties to it by 30th March, 2001 (or such later date as the parties agree in writing); or
         (ii) the Underwriting Agreement (having been signed by all such parties) does not become unconditional in accordance with its terms or is terminated in accordance with its terms; or (iii) the appointment of the Sponsor as financial adviser to the Guarantor or the Company under either Engagement Letter is terminated.

(2) Unless otherwise terminated earlier, the Sponsor's obligations to act as the Company's sponsor and to act as the Company's nominated representative in connection with the Admission to Trading shall cease on Admission becoming effective.

(3) Clauses 1, 6, 7, 8, 9, 15, 16, 17, 18, and 19 of this agreement shall remain in full force notwithstanding any termination of this agreement. Any termination shall not affect any party's accrued rights in connection with any breach of this agreement or otherwise, in particular, in relation to clauses 7 and 9 and, in respect of a claim against the Guarantor, clause 19.

12.      CHANGES IN DIRECTORS

(1) The Company shall as soon as reasonably practicable inform the Sponsor if:

         (a) it is proposed to appoint any person a director of the Company before the Announcement Date; or

         (b) it is proposed that a director should cease to be a director of the Company before the Announcement Date; or

         (c) any person is appointed or ceases to be a director of the Company at any time before the Announcement Date.

13.      SERVICE AGREEMENTS

(1) The service agreements referred to in this clause are those of the Executive Directors referred to in the Price Range Prospectus.

(2) Except as disclosed in the Final Prospectus or with the Sponsor's prior written consent (such consent not to be unreasonably withheld or delayed), the Company shall not:

         (a) until the Announcement Date, agree to any material increase in salary or other material benefits under any service agreement; or

         (b) until the Announcement Date, agree to any material variation of any service agreement or to any Executive Director being released from any material obligation or liability arising under any service agreement, provided that this clause 13(2) shall not apply to the payment of any bonuses in accordance with the bonus scheme of the Group operated from time to time provided that such bonuses shall not exceed in any one year 100% of the relevant Director's annual salary.

(3) Where the employer under a service agreement is not the Company but another Group company, the references in subclause (2) to the Company are replaced by references to that other Group company and the Seller and the Company shall procure compliance by that other Group company with those subclauses.

14.      COMPLIANCE

(1) The Seller and the Company shall until the Announcement Date comply applicable statutory requirements, including those referred to in subclause (2), and all requirements of the Listing Rules (including those of the model code on directors' dealings in securities), the Combined Code, the admission and disclosure standards published by the London Stock Exchange and the requirements of the City Code which affect the Company.

(2) The statutory requirements for the purposes of subclause (1) are those of the Companies Act 1985, Part V of the Criminal Justice Act 1993 and the Act.

(3) The Company shall until the Announcement Date use its best endeavours to comply with the Combined Code so as to ensure that it is not required to make any statement in financial reports and/or accounts for the financial year ending on or about 31st December, 2001 to the effect that it has not complied with any aspect of the Combined Code.

15.      NOTICES

(1) Any notice or document to be served under this agreement may be delivered or it may be sent by post or facsimile transmission to the party to be served at its address specified in subclause (4) or at any other address or fax number which the party to be served may have notified to the other parties in accordance with this clause. Any notice or other document sent by post shall be sent by prepaid first class recorded delivery post (if within the United Kingdom) or by prepaid airmail (if elsewhere).

(2)      Any such notice or document shall be deemed to have been served:

         (a)      if delivered, at the time of delivery; or

         (b) if sent by post, at 10.00 a.m. on the second Business Day after the day it is posted if sent within the United Kingdom, or at 10.00 a.m. (local time at the place of destination) on the fifth Business Day after it was put into the post if sent by airmail; or

         (c) if sent by facsimile transmission, at the expiration of 2 hours after the time of despatch, if despatched before 3.00 p.m. (local time at the place of destination) on any Business Day and in any other case at 10.00 a.m. (local time at place of destination) on the Business Day following the date of despatch.

(3) In proving service it shall be enough to prove that delivery was made, that the envelope containing the notice or document was properly addressed and posted (either by prepaid first class recorded delivery post or by prepaid airmail, as the case may be) or that the facsimile transmission was properly addressed and despatched, as the case may be.

(4) The following are the addresses and fax numbers of the Company and the Sponsor for the purposes of subclause (1):

       THE COMPANY                          THE SPONSOR                        THE SELLER AND THE GUARANTOR

       39-41 Parker Street                  20 Columbus Courtyard              Spherion (Europe), Inc.
       London WC2B 5LM                      London                             2050  Spectrum   Boulevard
                                            E14 4QJ                            Fort Lauderdale
                                                                               Florida
                                                                               FL  33309, USA
       Fax: 0207 430 2011                   Fax: 0207 943 2452                 Fax: 001 954 351 8117

       Marked for the attention of:         Marked for the attention of:       Marked for the attention of:
       Finance Director                     Ben Phillips                       General Counsel

16.      AMENDMENTS

(1) Subject to subclause (2), this agreement may be amended by agreement in writing between any Executive Director on behalf of the Company, any executive officer on behalf of the Seller and the Guarantor and any director of the Sponsor on its behalf.

(2) Subclause (1) also applies to any document in an Agreed Form, any other document connected with this agreement or the Global Offer and to any amending agreement entered into under subclause (1).

17.      SUPPLEMENTAL

(1) Time shall be of the essence as regards any date or period originally fixed in this agreement or altered by this agreement.

(2) The Guarantor, the Seller and the Company undertake with the Sponsor to do all within their power to ensure that the other Group companies comply with those provisions of this agreement which are applicable to them.

(3) Nothing in this agreement excludes or restricts any right or remedy under the general law (including the Act) of the Sponsor and the rights and remedies of the Sponsor under this agreement are cumulative.

(4) None of the rights or obligations under this agreement may be assigned or transferred without the written consent of the other parties.

(5)      In this agreement "LIABILITIES" includes obligations.

(6) Except as expressly stated in clause 9 of this agreement, a person who is not a party to this agreement may not enforce any of its terms under the Contracts (Rights of Third Parties) Act 1999.

(7) Except for the Engagement Letters and the Underwriting Agreement, this agreement contains the whole agreement between the parties relating to the matters contemplated by this agreement and supersedes all previous agreements between the parties relating to these matters.

(8) This agreement may be executed in any number of counterparts, all of which, taken together, shall constitute one and the same agreement, and any party may enter into this agreement by executing a counterpart.

(9) This agreement is governed by and shall be construed in accordance with English law and each of the parties submits to the exclusive jurisdiction of the English courts for all purposes relating to this agreement. The Seller and the Guarantor irrevocably appoint Herbert Smith of Exchange House, Primrose Street, London EC2A 2HS to act as their agent for service of process in relation to all matters arising out of this agreement.

18       VAT

(1) When a person is obliged to pay any fee, commission or other sum to the Sponsor under this agreement for any supply of services rendered by the Sponsor to that person and any VAT is properly charged on it that person shall also pay to the Sponsor an amount equal to that VAT on receipt of a valid VAT invoice.

(2) Whenever a person is obliged to pay a sum to the Sponsor under this agreement as reimbursement for any fee, cost, charge or expense (the "RELEVANT COST") that person shall also pay to the Sponsor an amount which:

         (a) if for VAT purposes the Relevant Cost is consideration for a supply of goods or services made to the Sponsor and the Sponsor does not charge VAT on it under subclause (1), is equal to any input VAT incurred by the Sponsor on that supply which the Sponsor certifies that it is unable to recover from HM Customs & Excise (whether by repayment or credit); and

         (b) if for VAT purposes the Relevant Cost is a disbursement incurred by the Sponsor as agent on behalf of that person (other than in circumstances where the Sponsor acts as agent within the meaning of section 47(3) of the Value Added Tax Act 1994 and other than in circumstances where H.M. Customs and Excise treat the supply in respect of which the disbursement was incurred as a supply to the Sponsor acting as agent by virtue of that sub-section), is equal to any VAT paid on the Relevant Cost by the Sponsor, and, in the case of a payment under paragraph (b) above, the Sponsor shall use reasonable endeavours to procure that the actual supplier issues, a valid VAT invoice directly to that person.

19.      GUARANTEE

(1) In consideration of the Sponsor agreeing to act as Sponsor and the Company undertaking its obligations under this agreement, the Guarantor irrevocably and unconditionally:

         (a) as principal obligor guarantees to the Sponsor prompt performance by the Seller of all its obligations under this agreement including without limitation those under clauses 7 and 9;

         (b) as principal obligor guarantees to the Company prompt performance by the Seller of all its obligations under clause 7;

         (c) undertakes with the Sponsor that whenever the Seller does not pay any amount when due under this agreement, the Guarantor shall forthwith on demand by the relevant party pay that amount as if the Guarantor instead of the Seller were expressed to be the principal obligor;

         (d) undertakes with the Company that whenever the Seller does not pay any amount when due under clause 7, that the Guarantor shall forthwith on demand by the relevant party pay that amount as if the Guarantor instead of the Seller were expressed to be the principal obligor;

         (e) indemnifies the Sponsor on demand against any loss or liability suffered by any of them if any obligation guaranteed by the Guarantor is or becomes unenforceable, invalid or illegal; and

         (f) indemnifies the Company on demand against any loss or liability suffered by any of them if any obligation guaranteed by the Guarantor is or becomes unenforceable, invalid or illegal.

(2) This guarantee is a continuing guarantee and will extend to the ultimate balance of all sums payable by the Seller under this agreement, regardless of any intermediate payment or discharge in whole or in part. For the avoidance of doubt (and subject to clause 19(5) below) the Guarantor shall only be liable under the terms of this guarantee to the extent that the Seller has an outstanding obligation to the Sponsor or the Company which has not been performed by the Seller.

(3)      (a)      Where any discharge (whether in respect of the obligations of the Seller or any security for those obligations or otherwise) is made in whole or in part or any arrangement is made on the faith of any payment, security or other disposition which is avoided or must be restored on insolvency, liquidation or otherwise without limitation, the liability of the Guarantor under this agreement shall continue as if the discharge or arrangement had not occurred.

         (b) The Sponsor and the Company may concede or compromise any claim that any payment, security or other disposition is liable to avoidance or restoration.

(4) The obligations of the Guarantor under this agreement will not be affected by an act, omission, matter or thing which, but for this provision, would reduce, release or prejudice any of its obligations under this agreement or prejudice or diminish those obligations in whole or in part, including (whether or not known to it or the Sponsor, the Company or the Directors (or any of them)):

         (a) any time or waiver granted to, or composition with, the Seller or other person;

         (b) the release of the Seller or any other person under the terms of any composition or arrangement with any creditors of any person;

         (c) the taking, variation, compromise, exchange, renewal or release of, or refusal or neglect to perfect, take up or enforce, any rights against, or security over assets of, the Seller or other person or any non-presentation or non-observance of any formality or other requirement in respect of any instrument or any failure to realise the full value of any security;

         (d) any incapacity or lack of powers, authority or legal personality of or dissolution or change in the members or status of the Seller or any other person;

         (e) any variation (however fundamental) or replacement of this agreement or any other document so that references to this agreement in this agreement shall include each variation or replacement;

         (f) any unenforceability, illegality or invalidity of any obligation of any person under this agreement or any other document, to the intent that the Guarantor's obligations under this agreement shall remain in full force and its guarantee be construed accordingly, as if there were no unenforceability, illegality or invalidity; or

         (g) any postponement, discharge, reduction, non-provability or other similar circumstance affecting any obligation of the Seller under this agreement resulting from any insolvency, liquidation or dissolution proceedings or from any law, regulation or order so that each such obligation shall for the purposes of the Guarantor's obligations under this agreement be construed as if there were no such circumstance.

(5) The Guarantor waives any right it may have of first requiring the Sponsor or the Company (as the case may be) to proceed against or enforce any other rights or security or claim payment from any person (including without limitation the Seller, the Company or the Directors) before claiming from the Guarantor under this agreement.

(6) The Guarantor undertakes and represents to the Seller, the Company and the Sponsor that the execution of this agreement by it has been duly authorised by it and this agreement constitutes its legal, valid and binding obligations, enforceable in accordance with its terms and that all corporate approvals and authorisations required by it for the execution of this agreement and the performance of its terms have been obtained, are unconditional and are in full force and effect.

IN WITNESS of which this agreement has been executed as a deed which has been delivered on the date first appearing on page 1.

                                   SCHEDULE 1

                                 INTERPRETATION

(1)      In this agreement:

         "ACT" means the Financial Services Act 1986;

         "ADMISSION" means the Listing and Admission to Trading;

         "ADMISSION TO TRADING" means the proposed admission of the Shares to trading on the market for listed securities of the London Stock Exchange;

         "AFFILIATE" means (save where used in the context of the Securities
         Act) in relation to any party, any subsidiary undertaking or parent undertaking of that party and any other subsidiary undertaking of that parent undertaking;

         "ANNOUNCEMENT DATE" means the date of announcement of the preliminary results of the Group for the financial year ending on 31st December, 2001;

         "BUSINESS DAY" means a day (other than a Saturday or Sunday) on which banks in London are open for general business;

         "CITY CODE" means the City Code on Takeovers and Mergers issued by the Panel on Takeovers and Mergers;

         "COMBINED CODE" means the combined code as defined in and appended to the Listing Rules;

         "COMMENCEMENT OF DEALINGS" means the commencement of unconditional dealings in the Shares, with the authority of the UK Listing Authority and the London Stock Exchange, on the market for listed securities of the London Stock Exchange;

         "DIRECTOR" means a director of the Company;

         "DOCUMENT VIEWING FACILITY" means the document viewing facility defined in the Listing Rules;

         "ENGAGEMENT LETTERS" means the Spherion Engagement Letter and the Michael Page Engagement Letter;

         "EXCHANGE ACT" means the United States Securities Exchange Act of 1934, as amended;

         "EXECUTIVE DIRECTORS" means the executive directors of the Company at the date of this agreement;

         "FEES AND EXPENSES SCHEDULE" means the schedule in the Agreed Form attached as schedule 4 hereto;

         "FINAL PROSPECTUS" means the supplementary prospectus to be published pursuant to section 147 of the Act (as applied by section 154A of the Act) to announce, amongst other things, the price of the Shares;

         "FORMAL NOTICES" means the notices required under paragraph 8.7 of the Listing Rules in the Agreed Form and "FORMAL NOTICE" means any one of them;

         "GROUP" means the Company and its subsidiary undertakings and "GROUP COMPANY" means any of them;

         "LAST ACCOUNTS DATE" means 31st December, 2000;

         "LISTING" means the proposed admission of the Shares to the Official List in accordance with the Listing Rules;

         "LISTING RULES" means those rules made by the UK Listing Authority under section 142 of the Act;

         "LONDON STOCK EXCHANGE" means London Stock Exchange plc;

         "LONG FORM REPORT" means the long form report on the Group dated on or around 5th March, 2001 prepared by Deloitte & Touche and addressed to (inter alia) the Company and the Sponsor;

         "MICHAEL PAGE ENGAGEMENT LETTER" means the engagement letter dated 5th March, 2001 between the Sponsor and the Company relating to the appointment of the Sponsor as financial adviser to the Company in connection with Admission;

         "NON-EXECUTIVE DIRECTORS" means the non-executive directors of the Company at the date of this agreement;

         "OFFER DOCUMENTS" means the Prospectuses, the Formal Notices, letters to the employees, friends and places, the employee, friends and retail offer application forms, the Press Announcements and any other press announcements relating to the Company's intention to apply for Listing, the issue of any of the foregoing or Admission;

         "OFFICIAL LIST" means the Official List of the UK Listing Authority;

         "PRESS ANNOUNCEMENTS" means the press announcements in the Agreed Form;

         "PRICE RANGE PROSPECTUS" means the price range prospectus in the Agreed Form relating to the Global Offer;

         "PROSPECTUSES" means the Price Range Prospectus and the Final Prospectus and "PROSPECTUS" means any one of them;

         "PUBLICATION DATE" means the date of publication of a Prospectus in accordance with clause 4(4);

         "SECURITIES ACT" means the United States Securities Act of 1933, as amended;

         "SETTLEMENT DATE" means the date Admission becomes effective (expected to be 2nd April, 2001);

         "SHARES" means the issued ordinary shares of one pence each in the capital of the Company;

         "SHORT FORM REPORT" means the short form reports on the Group prepared by Deloitte & Touche and contained in Part IV of the Price Range Prospectus;

         "SIGNIFICANT CHANGE OR NEW MATTER" means a significant change or significant new matter to which section 147 of the Act (as applied by section 154A of the Act) applies in the context of the Global Offer;

         "SPHERION ENGAGEMENT LETTER" means the engagement letter dated October 13th, 2000 between CSFB Corporation and the Guarantor relating to the appointment of the CSFB Corporation as financial adviser to the Guarantor in connection with Admission;

         "STATEMENT" includes any forecast or estimate and any expression of opinion, belief, expectation, intention or policy;

         "STABILISATION PERIOD END DATE" means the 30th day after the Settlement Date;

         "SUBSIDIARY UNDERTAKINGS" and "pARENT UNDERTAKING" shall have the meaning given in section 258 of the Companies Act 1985;

         "TAXES ACT" means the Income and Corporation Tax Act 1988;

         "UK LISTING AUTHORITY" means the Financial Services Authority in its capacity as competent authority under the Financial Services Act 1986;

         "UNDERWRITING AGREEMENT" means the underwriting agreement relating to the Global Offer to be entered into between the Guarantor, the Seller, the Company, the Directors and the underwriters;

         "VAT" means UK value added tax chargeable under the Value Added Tax Act 1994 and any other similar tax within the European Union or elsewhere; and

         "VERIFICATION NOTES" means the notes verifying the information in the Prospectuses in the Agreed Form.

(2) References in this agreement to Admission becoming effective are references to it becoming effective in accordance with paragraph 7.1 of the Listing Rules and paragraph 2.1 of the admission and disclosure standards published by the London Stock Exchange.

(3) Any reference in this agreement to a person being connected with another person is to be construed in accordance with section 839 of the Taxes Act.

(4) If a supplementary prospectus is published in connection with the Global Offer, references in this agreement to the Prospectuses (or any of them) are, as the context permits, to be read as references to:

         (a)      the supplementary prospectus; or

         (b) the Prospectuses (or any of them) and the supplementary prospectus taken together.

(5) References in this agreement to expenses include costs, charges and expenses of every description.

(6)      References, express or implied, to an enactment includes references to:

         (a) that enactment as re-enacted, amended, renumbered, extended or applied by or under any other enactment (before or after the signature of this agreement);

         (b) any enactment which that enactment re-enacts (with or without modification); and

         (c) any subordinate legislation made (before or after the signature of this agreement) under that enactment, as re-enacted, amended, renumbered, extended or applied as described in paragraph (a) above, or under any enactment referred to in paragraph (b) above, and for the avoidance of doubt "ENACTMENT" includes any rule, regulation, standard or requirement of UK Listing Authority, the London Stock Exchange, the Securities and Investments Board, any Self Regulating Organisation and any other body or authority acting under the authority of any enactment, and any legislation in any jurisdiction.

(7) Where any statement is qualified by the expression "SO FAR AS THE SELLER/COMPANY IS AWARE" or any similar expression that statement shall be deemed to include an additional statement that it has been made after due and careful enquiry (unless otherwise expressly stated).

(8) References to "OPINION" or "OPINIONS" include expressions of belief, expectation, intention and policy.

(9)      References to "material" mean material in the context of the Global
         Offer.

(10) Paragraphs (1) to (8) of this schedule apply throughout this agreement, unless the contrary intention appears.

(11)     The headings in this agreement do not affect its interpretation.

                                   SCHEDULE 2

                                     PART A

          DOCUMENTS TO BE DELIVERED TO SPONSOR PURSUANT TO CLAUSE 3(1)

         (a) The press announcement relating to the issue of the Price Range Prospectus/Formal Notice.

         (b)      The Deloitte & Touche engagement letter.

         (c) Executive Directors' service contracts and Non-Executive Directors' appointment letters.

         (d)      The application for Listing signed by a Director.

         (e) The Price Range Prospectus signed by each Director (or his agent authorized in writing).

         (f) The Employee Offer Application Form and the On-line Application Form, each as defined in the Prospectus.

         (g) A signed declaration to the UK Listing Authority by each of the Directors (or his attorney) in conformity with paragraph
                  5.5 of the Listing Rules.

         (h) Certified copy of a signed responsibility letter and power of attorney from each of the Directors.

         (i)      The formal notice relating to the Price Range Prospectus.

         (j)      Certified copies of:

                  (i) board minutes of the Company dated 27th February, 2001; and

                  (ii) board committee minutes of the Company dated 1st March, 2001.

         (k)      The form of the definitive share certificate.

         (l) The Short Form Report on the Group by Deloitte & Touche in the form in which the report appears in the Price Range Prospectus, and their statement of adjustments.

         (m)      Copies of:

                  (i) the certificate of incorporation and the certificates of incorporation on changes of name and re-registration as a public company of the Company; and

                  (ii) the memorandum and articles of association of the Company.

         (n) The written consents of Deloitte & Touche to the inclusion in the Price Range Prospectus of the report referred to in paragraph (o) and the references to them and their report in the form and context in which they are included.

         (o) A signed copy of the Verification Notes relating to the Price Range Prospectus.

         (p)      The Long Form Report from Deloitte & Touche.

         (q) Deloitte & Touche letters on financial reporting procedures and on the accuracy of financial information in the Price Range Prospectus.

         (r) Deloitte & Touche letter on no significant change (to include indebtedness) since the Last Accounts Date and extraction of financial information in the Price Range Prospectus.

         (s) Letters from the Company to the Sponsor regarding financial reporting procedures (2.11) and extraction of financial information (r 2.15A).

         (t) Deloitte & Touche SAS 72-style letter, and international comfort letter and derogation letters.

         (u) The letter from the Company to the Sponsor regarding the Group's working capital.

         (v) The working capital report on the Group (incorporating a comfort letter) by Deloitte & Touche, and working capital board memorandum.

         (w)      The report on proforma statement of net assets by Deloitte &
                  Touche.

         (x) Sponsor's letter to the UK Listing Authority on working capital.

         (y)      Sponsor's consent letter.

         (z)      Company's representation letter to Deloitte & Touche.

         (aa) Letters in support of the Sponsors' letter in connection with paragraph 2.8 of the Listing Rules from:

                  (i)      Deloitte & Touche;

                  (ii)     Herbert Smith; and

                  (iii)    the Company.

         (bb) The agreement relating to the appointment of the Registrars, and of DLJ Direct in relation to the retail offer.

         (cc) The non-applicable letter from the Sponsor to the UK Listing Authority.

         (dd)     The Sponsor's Schedule 4A declaration to the UK Listing
                  Authority.

         (ee)     The Sponsor's declaration of independence (Schedule 1A).

         (ff)     Herbert Smith legal due diligence report.

         (gg)     Herbert Smith memorandum on continuing obligations.

         (hh)     Schedule 6 declaration

                                     PART B

          DOCUMENTS TO BE DELIVERED TO SPONSOR PURSUANT TO CLAUSE 3(2)


(a) One original of Deloitte & Touche SAS72 - style bring down comfort letter.

(b)      The pricing press announcement.

(c) The Final Prospectus signed by or on behalf of each Director (or his agent authorised in writing);

(d) One certified copy of the board/committee minutes: (i) of the Company approving and authorising, inter alia, the issue of the Final Prospectus and (ii) of the Guarantor and Seller in forms acceptable to the Sponsor;

(e) One original signed declaration by each Director in conformity with paragraph 5.5 of the Listing Rules together with two certified copies of each declaration.

(f) One original of Deloitte & Touche's bring down comfort letter (dealing with, significant changes, extraction of financial information and 2.11 confirmation and in support of the Sponsor's Schedule 4A declaration).

(g)      One original bring down comfort letters in support of the Sponsor's
         Schedule 4A declaration from:

         (i)      Deloitte & Touche;

         (ii)     Herbert Smith; and

         (iii)    the Company (incorporating bring down 2.11 and 2.14 comfort).

(h)      One original bring down comfort letter from the Company to the Sponsor.

(i)      The formal notice relating to the Final Prospectus.

(j)      One original Schedule 6 declaration by the Company.

(k)      Verification Notes (if any) relating to the Final Prospectus.

(l)      CREST application form and CREST enablement letter.

(m) Letters to Friends and to Employees (and terms and conditions of application under the Priority and the Employee Offer and questions and answers).

(n)      The institutional invitation letter.

                                     PART C

          DOCUMENTS TO BE DELIVERED TO SPONSOR PURSUANT TO CLAUSE 3(3)

(a) One original bring down 2.8, 2.11 and 2.14 comfort letter from the Company dated the Settlement Date in the Agreed Form.

(b) A certificate from the Company, the Guarantor and the Seller (signed by a duly authorised officer of the Guarantor, the Seller and the Company) and dated the Settlement Date to the effect that there has been no event which would, if the representations and warranties given by the relevant warrantors pursuant to this agreement were repeated on the date of such certificate, make any of the representations and warranties given by them untrue or incorrect in any material respect, in the Agreed Form.

(c) One original Deloitte & Touche bring down comfort letter (dealing with the Long Form Report, working capital report, indebtedness, significant changes, extraction of financial information and 2.11 confirmation) dated the Settlement Date in the Agreed Form.

(d) One original Deloitte & Touche SAS72 bring down comfort letter dated the Settlement Date in the Agreed Form.

(e) One copy of the bring down representation letter from the Company to Deloitte & Touche dated the Settlement Date in the Agreed Form.

(f) A 10b-5 disclosure letter dated the Settlement Date from Herbert Smith, legal advisers to the Company and from Allen & Overy, legal advisers to the Global Offer dated the Settlement Date in the Agreed Form.

(g)      US no registration opinion.

(h) Two originals of a deed poll in respect of the delivery of Rule 144A(d)(4) information in the Agreed Form executed by the Company and dated the Settlement Date.

(i) One original of the Herbert Smith bring down 2.8 letter dated the Settlement Date in the Agreed Form.

(j)      Closing press announcement.

                                   SCHEDULE 3

          REPRESENTATIONS AND WARRANTIES OF THE SELLER AND THE COMPANY

1.       PROSPECTUSES

(1)      With regard to each Prospectus:

         (a) all statements in each Prospectus and in the other Offer Documents are true and accurate and are not misleading;

         (b) without prejudice to subparagraph (a), each forecast and estimate and each expression of opinion, belief, expectation, intention or policy in each Prospectus or otherwise published or caused to be published by the Guarantor or the Seller or the Company in connection with the Global Offer is made on reasonable grounds after due and careful consideration and can be properly supported;

         (c) each Prospectus contains all the information specified by the Listing Rules or required by the UK Listing Authority as a condition of Admission;

         (d) each Prospectus contains all such information as (having regard to the matters referred to in section 146(3) and 154A of the Act) investors and their professional advisers would reasonably require, and reasonably expect to find there, for the purpose of making an informed assessment of:

                  (i) the assets and liabilities, financial position, profits and losses, and prospects of the Company and of the Group; and

                  (ii)     the rights attaching to the Shares,

                  being information which is within the knowledge of the Company or any Director or the Guarantor or the Seller or which is would be reasonable for any such person to obtain by making enquiries.

         (e) taken as a whole, each Prospectus gives a view of the Group, including its prospects, which is reasonable and not misleading; and

         (f) each Prospectus is not untrue or misleading by omission or by misstatement.

(2)      Without prejudice to the generality of subparagraph (1), subparagraph
         (1) applies to the material in each Prospectus which relates to:

         (a)      the Company's working capital and indebtedness;

         (b)      the trends in the Group's business since the Last Accounts
                  Date;

         (c)      the Group's financial position, profits and prospects; and

         (d)      the Directors.

(3) The financial information contained in the Short Form Report, the Price Range Prospectus and other financial information contained in each Prospectus gives a true and fair view of the profit and cash flow of the Group for each of the periods stated and of the state of affairs of the Group at the dates stated.

(4) The description in the Price Range Prospectus of the accounting policies which have been adopted in preparing the financial information is true and not misleading.

(5) No statement in the notes to the financial information is untrue or misleading and each opinion which those notes attribute to the Company or the Directors has been considered and agreed to by the Directors, is fair and reasonable, honestly held by them and can be properly supported.

2.       CORPORATE MATTERS

(1) All of the issued share capital of each subsidiary of the Company has been duly authorised and validly issued and is fully paid and the share capital of each subsidiary is owned by the Company (directly or through subsidiaries or nominees) and free from liens, charges and encumbrances.

(2) The share capital of the Company will, upon Admission becoming effective, be as described in the Price Range Prospectus; all of the Shares will upon Admission becoming effective be duly and validly authorised and issued and fully paid; all of the issued share capital of each other member of the Group has been duly and validly authorised and issued, is fully paid and not subject to further assessment and (except as disclosed in the Price Range Prospectus) is owned by the Company or one or more wholly-owned subsidiaries of the Company and is free of all encumbrances and third party rights and interests.

(3) Except as disclosed in the Prospectuses, no Group company is a party to any contract or arrangement (except those the subject of this agreement) under which any person is entitled, or could become entitled, to have allotted or issued to him any shares or other securities in any Group company.

(4) When the Shares are delivered pursuant to this agreement, the Shares will not be the same class (within the meaning of Rule 144A under the Securities Act) as securities which are listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated inter-dealing quotation system.

3.       CAPACITY

(1) Save as referred to in the Price Range Prospectus, the Guarantor, the Seller and the Company have power under their respective memoranda and articles of association (or equivalent documents) to effect the Global Offer in the manner proposed, and to enter into and perform this agreement, without any further sanction or consent by their respective members or any class of them and there is no consent required by the Company, the Guarantor or the Seller to effect the Global Offer which has not been unconditionally and irrevocably obtained, save for conditions that would be satisfied upon Admission becoming effective. Neither the Global Offer nor Admission will exceed or infringe any relevant laws, regulations or restrictions or the terms of any contract, obligation or commitment by or binding upon the Guarantor, the Seller or any Group company or result in the imposition or variation of any rights or obligations of the Guarantor, the Seller or any Group company.

(2) All consents, approvals, authorisations, orders, registrations, clearances and qualifications of or with any court or government agency or body having jurisdiction over the Seller or the Company or any of its subsidiaries or any of their properties or any stock exchange authorities required for the execution and delivery by the Seller or the Company of this agreement to be duly and validly authorised have been obtained or made and are in full force and effect.

4.       LONG FORM REPORT AND VERIFICATION NOTES

(1) All material information requested by Deloitte & Touche from any Group company for the purposes of the Long Form Report has been supplied and the Long Form Report is true and accurate in all material respects, and none of the Directors disagrees with any aspect of the Long Form Report.

(2) The opinions attributed to the Directors in the Long Form Report are fair and reasonable, are honestly held by the Directors and can be properly supported.

(3) The replies contained in the Verification Notes and any supporting documents to the Verification Notes have been approved by each of the Directors and are true and not misleading.

(4) All replies in the Verification Notes attributed to the Seller, the Company or any employee of the Seller or the Group and any supporting documents prepared by or on behalf of the Seller, the Directors or any employee of the Seller or the Group or the Company have been given or prepared in good faith and with due care and attention.

(5) All replies in the Verification Notes not given by the Company or the Directors and any supporting documents not prepared by or on behalf of the Directors or the Company have been given or prepared by persons considered by the Company to have appropriate knowledge and responsibility to enable them properly to provide such replies or prepare such supporting documents.

(6) The statements of opinion attributed to the Directors or any employee of the Seller or the Group contained in the replies to the Verification Notes are fair and reasonable, are honestly held by the relevant person and can be properly supported.

(7) There are no other facts which are known to any of the Directors or any employee of the Seller or the Group which materially affect the accuracy or completeness of any of the replies contained in the Verification Notes.

5.       WORKING CAPITAL

         In respect of the report on the consolidated cash flow and working capital projections of the Group referred to in item (v) of Part A of
         Schedule 2:

         (a) it has been prepared after due and careful enquiry and on the bases and assumptions stated in it which, after due enquiry, the Directors believe to be reasonable;

         (b) all statements of fact in it are true and accurate in all respects and not misleading in any respect;

         (c) all expressions of opinion contained in it are fair and reasonable, are, after due enquiry, honestly held by the Directors and can be properly supported;

         (d) there are no other facts or assumptions which in any case ought reasonably to have been taken into account which have not been taken into account in the preparation of the report; and

         (e) the Company will have sufficient working capital for its present and future (in respect of at least 12 months after Admission) requirements having regard to existing bank balances and facilities available.

6.       NON-APPLICABILITY

         All statements made by, or on behalf of (acting on instructions and information supplied by any Group company), the Company in connection with any application to the UK Listing Authority for certain information to be omitted from the Prospectus are true and accurate and are not misleading in any respect and all relevant facts have been disclosed to the UK Listing Authority in connection therewith.

7.       CONFLICTS OF INTEREST

         The Prospectus contains all information concerning any actual or potential conflicts of interest between any Group company and any Director or any company of which any Director is a director or in which he has a material interest.

8.       POSITION SINCE LAST ACCOUNTS DATE

         Since the Last Accounts Date and except as disclosed in the Prospectus:

         (a) each Group company has carried on its business in the ordinary and usual course;

         (b) there has been no material change in the financial or trading position of any Group company;

         (c) no Group company has entered into any material contract or any arrangement of an unusual or onerous or long-term nature; and

         (d) there have been no significant changes in (or any developments involving a probable significant prospective change in) or affecting the condition (financial or other), prospects, earnings, business affairs, management or properties of the Company or the Group, whether or not arising in the ordinary course of business.

9.       CONTRACTS, ETC.

(1) Except as disclosed in the Prospectus, no Group company is a party to, or affected by, any material contract or arrangement otherwise than by way of a bargain at arm's length, except contracts or arrangements to which the only parties are the Company and its wholly-owned subsidiaries and usual guarantees of the liabilities or obligations of the Company and its wholly-owned subsidiaries.

(2) No contract or arrangement exists between the Company and any person who owns or has any interest in or rights in relation to any Shares (or any person who is connected with such a person) with regard to:

         (a)      the management of any business of any Group company; or

         (b) the appointment or removal of any of the directors of any Group company; or

         (c)      any other matter concerning any Group company or its affairs.

(3) There are no existing grounds for rescission, avoidance or repudiation of any material agreement or other material transaction to which any Group company is a party, none of such agreements or other transactions are invalid and no Group company has received notice of any intention to terminate any such agreement or repudiate or disclaim any such transaction.

(4) No event has occurred or is subsisting or is about to occur which constitutes or would with the giving of notice and/or lapse of time constitute a default, or result in the acceleration by reason of default, of any material obligation, under any agreement, undertaking, instrument or arrangement to which any Group company is a party or by which it or any of them or any of their respective properties, revenues or assets are bound or in the infringement by the Group of any rights held by third parties.

(5) So far as the Company or the Seller is aware no material supplier or client of any Group company has ceased or will cease to do business with the Group or reduce its custom with the Group as a result of the Global Offer.

10.      TAX

(1) The audited balance sheet of the Company and the audited consolidated balance sheet of the Group as at the Last Accounts Date make proper provision for, or properly disclose, all tax liabilities which ought to be provided for or disclosed in accordance with generally accepted accounting principles.

(2) Since the Last Accounts Date, no Group company has incurred any tax liability which could reasonably be considered material in the context of the Global Offer except as a result of carrying on its business in the ordinary course. Since the Last Accounts Date, no accounting period (as defined in section 17 of the Taxes Act) of any Group company has ended as referred to in section 12(3) of the Taxes Act.

(3) All tax which has become due from any Group company or for which any Group company has become obliged to account has been paid or accounted for in full.

(4) No claim (other than for tax arising as a result of carrying on the business of the Group in the ordinary course) or dispute involving any Group company has been made by or arisen with the Inland Revenue, HM Customs and Excise or any other tax authority (in the United Kingdom or elsewhere) which could reasonably be considered material in the context of the Global Offer. So far as the Company and each of the Directors is aware, there is no significant risk that such a claim will be made or that such a dispute will arise.

(5) Each Group company has made all returns, given all notices and supplied all information required to be supplied to all relevant tax authorities; all such information was and remains complete and accurate in all material respects; all such returns and notices were and remain complete and accurate in all material respects and were made on a proper basis.

(6) No Group company is, and there are no circumstances by reason of which any Group company may, become liable to pay, to any tax authority any penalty, fine, surcharge or interest in respect of tax (including in respect of any failure to make any return, give any notice or supply any information to any relevant tax authority or any failure to pay tax on the due date for payment), which could reasonably be considered material in the context of the Global Offer.

(7) No material transaction in respect of which any consent, confirmation or clearance was required or sought from any tax authority or in relation to which it would be usual to seek consent, confirmation or clearance from any tax authority has been entered into or carried out by any Group company within the past six years without such consent, confirmation or clearance having first been properly obtained. All information supplied to any tax authority or other appropriate authority in connection with any such consent, confirmation or clearance disclosed all facts and circumstances material to the giving of such consent, confirmation or clearance. Any transaction for which such consent, confirmation or clearance was obtained within the past six years has been carried out in all material respects in accordance with the terms of such consent, confirmation or clearance and the application on which the consent, confirmation or clearance was based and at a time when such consent, confirmation or clearance was valid and effective. No facts or circumstances have arisen since any such consent, confirmation or clearance was obtained which would cause the consent, confirmation or clearance to become invalid or ineffective.

(8) Each Group company is, to the extent required, registered for the purposes of VAT (or any equivalent tax in any other relevant jurisdiction) and has complied in all material respects with the terms of legislation relating to VAT or such equivalent tax.

(9) No Group company is or will become liable to pay, or make reimbursement or indemnity in respect of, any tax in consequence of the failure by any other person other than any other member of the Group to discharge that tax within any specified period or otherwise, where such tax relates to income, profits or gains earned, accrued or received, or to any event or circumstance occurring or arising or deemed to occur or arise (whether wholly or partly) prior to Admission.

(10) All amounts required to have been paid to any tax authority in respect of any employee (including any tax deductible from any amounts paid to an employee and any national insurance, social fund or similar contributions required to be made in respect of employees) by a Group company up to the date hereof have been duly paid and each Group company has made all such deductions and retentions as should have been made under applicable laws or regulations.

(11) All duties, fees and penalties payable in respect of the capital of each Group company (including any premium over nominal value at which any share was issued) have been duly accounted for and paid.

(12) All documents in the possession or under the control of each Group company or to the production of which any Group company is entitled, and in the enforcement of which any Group company may be interested, have been duly stamped.

(13) Each Group company is and has at all times been resident for tax purposes in its place of incorporation and is not and has not been treated as resident in any other jurisdiction for any tax purpose (including any double taxation arrangement).

11.      LITIGATION ETC.

(1) No Group company and no director of a Group company is or has since 1st March, 2000 been involved (in the United Kingdom or elsewhere) in any proceedings (as plaintiff or defendant) which have or have had or (if determined adversely to such Group company or director) would have a significant effect on the current or future financial position or prospects of the Group. Neither the Company nor any of the Directors nor the Seller nor the Guarantor is aware of any such proceedings (in the United Kingdom or elsewhere) being pending or threatened.

(2) In subparagraph (1) "PROCEEDINGS" includes any civil or criminal proceedings, any form of arbitration, employee dispute, and any action or investigation by (or by any person appointed by) any governmental, statutory, public or regulatory authority or organisation of or in any country (including any investment exchange and any authority or body which regulates investment business or which is concerned with mergers or tax) or by the Commission or any other agency of the European Union.

12.      FINANCINGS

         No event or matter has occurred or come to light, which event or matter is still outstanding, which entitles or has entitled (or would entitle, with the giving of notice, the lapse of time or the satisfaction of other conditions) any bank, bond trustee, bondholder or similar creditor to require a Group company to make any repayment (or other payment on account of principal) in respect of any financing to remain after Admission, or to terminate the availability of any such financing to a Group company. So far as the Company is aware, there is no significant risk that such an event or matter will occur or arise.

13.      INSOLVENCY

(1) No order has been made or resolution passed by the members of any Group company or nor has any petition been presented for the winding-up of any Group company or for the appointment of a provisional liquidator to any Group company or for an administration order in respect of any Group company or has any such action been threatened against any Group company.

(2) No receiver or receiver and manager has been appointed by any person of the whole or any part of the business or assets of any Group company.

(3) No voluntary arrangement has been proposed under Section 1 of the Insolvency Act 1986 in respect of any Group company and no compromise or arrangement has been proposed, agreed to or sanctioned under Section 425 of the Companies Act 1985 in respect of any Group company (save as disclosed in the Prospectus).

(4) No action has been taken by any Group company or as far as each of the Directors is aware no matter has occurred which is equivalent or in all material respects similar in any jurisdiction to any of the actions on matters referred to in subparagraphs (1), (2) and (3).

14.      AUTHORITY TO CARRY ON BUSINESS

(1) Each Group company has been duly and validly incorporated and is of good standing and has full corporate power and authority to carry on its activities in the ordinary course of business as described in the Price Range Prospectus and has obtained all material licences, permissions, authorisations and consents required for the carrying on of its business and the Group has not received notice that any of such licences permissions, authorisations and consents are not in full force and effect.

(2) There are no circumstances which indicate that any of such licences permissions, authorisations or consents may be revoked or not renewed, in whole or in part, in the ordinary course of events.

(3) Each Group company and each of their officers, agents and employees, has complied in all material respects with all legal and other requirements applicable to its business.

15.      THE GROUP

(1) Save as disclosed in the Prospectus, no Group company is a party to any contract or arrangement under which the Company's direct or indirect interest in the share capital of any other company could be reduced or ended or the Company could acquire any direct or indirect interest in any other company or business. For this purpose "COMPANY" includes a company incorporated outside the United Kingdom.

(2) No Group company is or has during the last six years been a party to any material contract or arrangement, or involved in any course of conduct, to which any of the following applies:

         (a) the Restrictive Trade Practices Act 1976 and 1977, whilst those acts were in force;

         (b) any provision of the Competition Act 1998, if such provision were now in force, regardless of whether the relevant provisions of that act are still in force;

         (c) Article 81 or 82 (formerly Articles 85 and 86) of the Treaty establishing the European Community; or

         (d) any provision of the law of any country or territory outside the United Kingdom which relates to anti-trust or competition matters,

         or is void and unenforceable (whether in whole or in part) or may render the Company liable to proceedings under any such legislation as is referred to in sub-paragraphs (a) to (d) above.

(3) No Group company has given an undertaking and no Group company is aware that any order has been made against nor has it received a request for information or entered into correspondence with any court, tribunal, governmental, national or supra-national authority pursuant to any anti-trust or similar legislation in any country in which it carries on business or has assets or sales.

16.      PROPERTIES

         Except as specifically disclosed in the Prospectus, the Group has good and marketable title to all material real properties and all other properties owned by it, in each case free from liens, encumbrances and defects that would materially affect the value thereof or materially interfere with the use made or to be made thereof by it; and except as specifically disclosed in the Prospectus, the Group holds any material leased property under valid and enforceable leases with no exceptions, restrictions or covenants that would materially interfere with the use made or to be made thereof by it.

17.      INTELLECTUAL PROPERTY

         Except as specifically disclosed in the Prospectus the Group owns free of any encumbrances (or has licensed to it on reasonable terms) or otherwise has the benefit or use on reasonable terms with the authority of the owner or licensor thereof of, adequate trademarks, trade names and other rights including know-how, copyright (including without limitation in any software used by any Group company), confidential information and other intellectual property (collectively, "INTELLECTUAL PROPERTY RIGHTS") necessary to conduct, in all material respects, the business now operated by it, and has not received any notice of infringement of or conflict with rights of others with respect to any Intellectual Property Rights.

18.      PENSIONS

(1) Save as disclosed in the Long Form Report or the Herbert Smith due diligence report, no Group company is under any material legal liability or voluntary commitment to pay or make any contribution in respect of any pension or other retirement, death or disability benefit to any person.

(2) All information provided by the Company in respect of any pension scheme of the Group is complete and accurate in all material respects.

(3) All pension schemes have been operated in accordance with all applicable rules and laws and in particular all contributions payable by the Company or any Group company have been paid.

(4) All sums payable in respect of any pension schemes (whether payable by the Company, any Group company, the members of the trustees) have been paid and no material services have been rendered or requested for which an account has not been rendered.

(5) All pension schemes provide only money purchase benefits (as defined in section 84 of the Social Security Act 1986) for the beneficiaries of them and neither the Company nor any Group company has given any promise or assurance (oral or written) to any beneficiary that his or her benefits under any pension scheme will be calculated wholly or partly by reference to any person's remuneration or equate (approximately or exactly) to any particular amount.

19.      INSURANCE

         All the material assets and undertaking of each Group company of an insurable nature are and have at all material times been adequately insured and the Group companies are now and have at all material times been adequately covered against accident, damage, injury, third party loss and loss of profits.

20.      CONTINGENT LIABILITIES

(1) No Group company is likely to have any existing or contingent material liabilities in respect of any properties previously occupied by it or in which it owned or held any interest, including without limitation, leasehold premises assigned, surrendered or otherwise disposed of.

(2) So far as the Company and the Directors are aware, no Group company has been or is a guarantor of a tenant's obligations under any lease where the tenant was not a Group company.

21.      GENERAL

(1) The Global Offer and the other transactions referred to or provided for by this agreement and all related arrangements will, so far as not the direct responsibility of the Sponsor, be carried out in accordance with all applicable laws and regulatory requirements in the United Kingdom and elsewhere and in accordance with and subject to this agreement.

(2) All information and confirmations provided to the Sponsor by or on behalf of the Company in connection with its obligations as Sponsor under the Listing Rules are true and accurate.

(3) All documents required by the Listing Rules to be included in the Listing Application and/or required by the LSE Admission Standards to be included in the Trading application have been or will be (on or before 5th March, 2001) supplied to the UK Listing Authority and/or the London Stock Exchange and all matters which should be taken into account by the UK Listing Authority and the London Stock Exchange in considering the suitability of the Shares for listing have been disclosed in the Prospectus or disclosed to the Sponsor.

                                   SCHEDULE 4

                           FEES AND EXPENSES SCHEDULE

SIGNED as a deed by                             )
as duly authorized attorney for                 )
SPHERION (EUROPE), INC.                         )
acting under the authority of that              )
company in the presence of:                     )


Name:        /s/ Roy Krause
             -----------------------------------
             Roy Krause

Address:     2050 Spectrum Blvd.
             -----------------------------------

             Fort Lauderdale, Florida 33066
             -----------------------------------


EXECUTED as a deed by                          )
MICHAEL PAGE                                   )
INTERNATIONAL PLC                              )
acting by:                                     )
                                                     /s/ Terry Benson
                                                     ---------------------------
                                                     Director


                                                     /s/ Stephen Puckett
                                                     ---------------------------
                                                     Director/Secretary

SIGNED as a deed by
as duly authorized attorney                     )
for SPHERION CORPORATION                        )
acting under the authority of that company      )
in the presence of:                             )


Name:        /s/ Roy Krause
             -----------------------------------
             Roy Krause

Address      2050 Spectrum Blvd.
             -----------------------------------

             Fort Lauderdale, Florida 33066
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
                                       38


SIGNED as a deed by                            )
as duly authorized attorney for                )
CREDIT SUISSE FIRST BOSTON                     )     /s/ Ben Phillips
(EUROPE) LIMITED                               )
in the presence of:                            )
/s/ Philippa Pease

Name:        Philippa Pease
             -----------------------------------

Address      20 Columbus Courtyard
             -----------------------------------

             London
             -----------------------------------

             E14 4DA
             -----------------------------------